Collaborative Investment Series Trust 485BPOS

Exhibit 99.(p)(vii)

III.       Code of Ethics

Background

In July 2004, the SEC adopted Rule 204A1 of the Advisers Act requiring SEC-RIAs to adopt a Code of Ethics. The rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel. The Code of Ethics, in keeping with Rule 204A-1, requires SEC-registered investment advisers to perform the following:

●	Setting a high ethical standard of business conduct reflecting adviser's fiduciary obligations;
●	Compliance with federal securities laws;
●	Access persons to periodically report personal securities transactions and holdings, with limited exceptions;
●	Prior approval for any Initial Public Offering (“IPO”), private placement investments, or other securities transactions as determined to be necessary by Access Persons (and Access Persons-related covered accounts) ;
●	Reporting of violations;
●	Delivery and acknowledgement of the Code of Ethics by each supervised person;
●	Reviews and sanctions;
●	Recordkeeping; and
●	Summary Form ADV disclosure.

Policy

An investment adviser's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations. Accordingly, MCM has adopted and implemented a strict Code of Ethics to govern the activities of Supervised Persons (including Access Persons) of the Adviser and to help ensure MCM maintains a strong culture of compliance inclusive of meetings its fiduciary obligation to its clients and mitigating potential and actual conflicts of risks. MCM’s Code of Ethics governs practices covering personal securities transactions, outside business activities, gifts and gratuities/entertainment, and political contributions.

In keeping with Rule 204A-1 of the Advisers Act, MCM has adopted a formal Code of Ethics that classifies all Adviser employees (a/k/a Supervised Persons) as “Access Persons”. Accordingly, these Access Persons are subject to the MCM Code of Ethics (“Code”) and its provisions.

Personal Securities Transactions: The Code covers the personal securities transactions of covered accounts for which they or their household members have discretion. In addition, the Code covers the political contributions, outside business activities, gifts and entertainment for business purposes for all Access Persons. MCM policy in connection to the Code will, as a general principle, follow the parameters outlined in this section of the Manual.

Procedures

The Code of Ethics, as described in further detail below, is provided in the Compliance Manual which is distributed to each Supervised Person annually. Each Access Person shall complete an attestation asserting that he/she has received, read, understands, and will abide by its contents. In addition, the Code of Ethics’ specific requirements set forth below will subject to certifications done at the time of hire (i.e., Initial Certification) and thereafter after quarterly as well as annual holding reports certifications to be executed by each Access Person.

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Outside Business Activities: The Code permits Access Persons to engage in Outside Business Activities (OBAs) subject to (i) pre-approval by the CCO and CEO and (ii) so long as the OBA does not present any material conflict of interest to MCM or otherwise impact MCM clients adversely.

Political Contributions: The Code permits Access Persons including the CEO (which is the sole owner of the Firm) to make political contributions subject to conditions described below and informs Access Persons to verify independently if the contribution limits are consistent with the thresholds, if any, permitted by the laws of the federal government, state or local jurisdictional law.

Gifts and Gratuities/Entertainment: The Code permits Access Persons to give or receive gifts, gratuities, or entertainment subject to the conditions set forth in the Code of Ethics. Preclearance by the CCO is required for gifts (given or received) of $300 or more whereas quarterly certification reporting for gifts under that limit is required. The Code of Ethics does allow for exceptions to gift limits where there is an established personal relationship and for specific lift events. To distinguish the difference between Gifts from Gratuities/Entertainment, here is a common scenario:

●	Example A: Access Person invites a prospective client to a sporting event. The Access Person attends the event with the prospective client. This is an example of Entertainment.
●	Example B: Access Person gives a prospective client to two tickets to a sporting event. The Access Persons does not attend the event with the prospective client. This is an example of a Gift.

Conflicts of Interest: The Code, in keeping with MCM’s fiduciary obligations, mandates that Access Persons, at all times, place the interests of MCM’s clients ahead of both MCM and their own interests. MCM Access Persons are compelled to act in a professional matter when conducting business for the Adviser and, in accord with that standard, shall disclose any material conflicts of interests when conducting their duties on behalf of MCM to the CEO and CCO promptly.

Responsibility

The administration of the Code of Ethics is the obligation of the CCO who may delegate certain responsibilities to the CCO Designee but nonetheless maintain oversight authority.